Exhibit 99.1
Stanley-Martin Communities, LLC Reports Third Quarter 2006 Results
Reston, Virginia, November 9, 2006
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and nine month periods ended September 30, 2006. Stanley-Martin preliminary financial highlights are as follows:
•	Neighborhood Holdings, LLC (‘Holdings’) contributed its entire investment in Wildewood Residential, LLC (‘Residential’) to the Company. In compliance with Generally Accepted Accounting Principles (GAAP), the Company has restated its financial statements to combine the financial activity of Residential with that of the Company, net of any intercompany activity.

•	Third quarter 2006 revenues of $61.5 million decreased 11.0% from third quarter 2005 revenues of $69.1 million. Total revenues for the nine months ended September 30, 2006 were $182.0 million, down $7.8 million or 4.1% from $189.7 million in the same period in 2005.

•	Net income for the third quarter 2006 was $2.4 million, down $9.6 million or 80.0% from $12.1 million in the third quarter 2005. Net income for the nine months ended September 30, 2006 was $17.8 million, down $16.3 or 47.7% from $34.1 million the first nine months of 2005.

•	Net new orders declined 48.4% to 33 in the three month period ended September 30, 2006 from 64 in the same period in 2005. Net new orders declined 19.7% to 191 in the nine month period ended September 30, 2006 from 238 in the same period in 2005.

•	At September 30, 2006, our backlog was 134 homes with an aggregate contract price of $84.3 million, down from 208 homes with an aggregate contract price of $154.6 million at September 30, 2005.
Significant Activity:
     On September 22, 2006, Neighborhood Holdings, LLC (‘Holdings’) contributed its entire investment in Wildewood Residential, LLC (‘Residential’), previously a wholly owned subsidiary of Holdings, to Neighborhoods Capital, LLC (‘Capital’), a wholly owned subsidiary of Stanley-Martin Communities, LLC (the ‘Company’). Prior to the contribution, Capital had an agreement with Residential to purchase lots over the course of a ten year period suitable for single family homes in St. Mary’s County, Maryland as described in the ‘Purchase Agreements’ section of ‘Certain Relationships and Related Transactions’ on page 57 of our Registration Statement on Form S-4/A dated April 20, 2006. Upon the contribution of the membership interests in Residential to Capital, the purchase agreement was terminated. Residential will continue to develop single family homes on the property it owns. As of the day of contribution, Residential had approximately $21.0 million in land and land under development; $0.2 million in receivables and other assets; $0.4 million in related party liabilities, net; debt of approximately $19.1 million; and $1.7 million of equity. The debt was subsequently repaid from proceeds of sales of raw and partially developed land held by Residential and a $6.5 million draw upon the line of credit. While Residential is not currently a guarantor of the debt facilities, it is anticipated that the debt facility will be amended to include Residential as a guarantor.
     In preparation for and prior to the contribution, Residential sold several undeveloped parcels of land to affiliates for $1.5 million, the estimated fair value at the time of sale. Additionally, Residential sold undeveloped parcels of land to third parties for $17.4 million. In total, the Company realized a profit of $2.7 million on these land sales for the three months ended September 30, 2006. While the transactions occurred prior to the contribution of Residential to the Company, the Company is required to include these transactions within the financial statements.

     Consistent with SFAS 141, “Business Combinations,” the contributed assets and liabilities have been recorded at their carrying amounts. The financial statements include the results of operations for the period in which the transfer occurred as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period. Results of operations for the periods thus comprise those of Residential and the Company combined from the beginning of the period to the date the contribution was completed and those of the combined operations from the date of contribution to the end of the period. The effects of inter-company transactions have been eliminated. Similarly, the Company presents the statement of financial position and other financial information as of the beginning of the period as though the assets and liabilities had been transferred at that date. Financial statements and financial information presented for prior periods have been restated to furnish comparative information.
Results of Operations:
Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005
     Revenue. Total revenues for the three months ended September 30, 2006 were $61.5 million, down $7.6 million or 11.0% from $69.1 million in the same quarter 2005. Homebuilding gross revenue was $39.9 million, down $24.8 million or 38.4% from $64.7 million in the third quarter 2005. The decrease in homebuilding revenue was the result of a 28.9% decrease in the number of homes delivered coupled with a 13.4% decrease in the average sales price of a delivered home. The cancellation rate increased from 8.6% in the third quarter 2005 to 32.7% in the third quarter 2006. The average sales price declined to $623,000 in the third quarter 2006 from $719,000 in the same quarter a year earlier due to a change in product mix, changes in product size, a change in the location of our neighborhoods generating deliveries and an increase in sales incentives.
     In September 2006, our parent, Holdings, contributed the entire membership interest in Residential to Capital, a wholly owned subsidiary of the Company. For the three month period ended September 2006, Residential had $18.9 million gross revenue related to sales of lots to both related and unrelated parties. Residential had no gross revenue in the three months ended September 30, 2005.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $2.7 million in the three months ended September 30, 2006, down approximately $1.7 million or 39.2% from $4.4 million in the same period in 2005. The decrease in financial services revenues was driven by a 41.2% decrease in the number of loans originated and sold and an 8.6% decrease in the average size of the loans on which the fees are based.
     New Orders. The number of net new orders declined 48.4% to 33 in the three month period ended September 30, 2006 from 64 in the same period in 2005. The aggregate value of new orders declined $26.2 million or 57.0% to $19.7 million in the third quarter 2006 from $45.9 million in the three months ended September 30, 2005. The average contract price declined 16.7% from $717,000 in the third quarter 2005 to $597,000 in the third quarter 2006 due to a change in product mix, changes in product size, a change in the location of neighborhoods generating new orders and the continuation of sales incentives introduced in 2006.
     The decline in the number of net new orders is directly attributable to weak demand, an oversupply of both new and used homes and reduced affordability in the metro D.C. market. Demand has softened as potential buyers await further price concessions and additional incentives advertised by homebuilders and as buyers wait for their existing homes to sell.

     Gross Homebuilding Margin. The gross homebuilding margin, excluding impairment, for the three months ended September 30, 2006 was 28.9%, down from 29.1% in the same period a year earlier. The decrease in the homebuilding margin from record levels in 2005 was primarily due to an increase in land, land development and finance costs in 2006 and the introduction of sales incentives. During the three months ended September 30, 2006, the Company recorded $4.3 million of impairment losses on real estate inventory.
     Selling, General and Administrative. Total selling, general and administrative expenses (SG&A) in the third quarter 2006 decreased $2.7 million or 23.1% to $9.1 million from $11.9 million in the third quarter 2005. Homebuilding SG&A, excluding Residential, was $6.4 million, down 25.6% from $8.5 million in the third quarter 2005. The decrease in homebuilding SG&A was primarily due to a decrease in our headcount which has declined approximately 23.0% since January 2006. Approximately $643,000 third quarter 2006 SG&A is attributable to Residential land sale activities. Financial Services SG&A was $2.1 million in the third quarter 2006, down 35.2% from $3.3 million a year earlier. The decrease is primarily due to reduced commissions paid on a smaller volume of business.
     Net Income. Overall, net income for the third quarter 2006 was $2.4 million, off $9.6 million or 80.0% from $12.1 million in the third quarter 2005. Our homebuilding segment experienced an 81.8% decrease in net income to $2.0 million in the third quarter 2006 from $11.3 million in the third quarter 2005. Third quarter 2006 net income was negatively impacted by a $4.3 million impairment and a $690,500 deposit write-off charge.
     Our financial services net income of $366,117 for the third quarter 2006 was down 54.4% from $802,598 in the third quarter 2005. The decrease is attributed to reduced business volume.
Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005
     Revenue. Total revenues for the nine months ended September 30, 2006 were $182.0 million, down $7.8 million or 4.1% from $189.7 million in the same period in 2005. Homebuilding gross revenue was $153.7 million, down $20.2 million or 11.6% from homebuilding revenues in the nine months ended September 30, 2005. The decrease in homebuilding revenue was the result of a 3.2% decrease in the number of homes delivered coupled with an 8.7% decline in the average sales price of a delivered home. The cancellation rate increased from 8.5% in the nine months ended September 30, 2005 to 13.2% for the same period in 2006. The average sales price declined to $633,000 from $693,000 due to a change in product mix, changes in product size, a change in the location of neighborhoods generating deliveries and an increase in sales incentives.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $9.0 million in the nine months ended September 30, 2006, down nearly $2.7 million or 22.9% from $11.7 million in the same period in 2005. The decrease in financial services revenues was driven by a 30.4% decrease in the number of loans originated and sold and a 0.1% decrease in the average size of the loans on which the fees are based.
     New Orders. The number of net new orders declined 19.7% to 191 in the nine month period ended September 30, 2006 from 238 in the same period in 2005. The aggregate value of new orders declined $57.3 million or 32.9% to $116.6 million in the nine months ended September 30, 2006 from $173.9 million in the same period in 2005. The average contract price declined 16.4% from $731,000 in the nine months ended September 30, 2005 to $611,000 in the same period in 2006 due to a change in product mix, changes in product size, a change in neighborhood locations generating new orders and the continuation of selling incentives introduced in 2006.
     The decline in the number of net new orders is directly attributable to weak demand, an oversupply of both new and used homes and reduced affordability in the greater Washington, D.C. metropolitan market. Demand has softened as potential buyers await further price concessions and additional incentives advertised by homebuilders and as buyers wait for their existing homes to sell.
     Gross Homebuilding Margin. The gross homebuilding margin, excluding impairment, for the nine months ended September 30, 2006 was 26.8%, down from 30.7% in the same period a year earlier. The decline in the homebuilding margin from record levels in 2005 was due to an increase in land, land development and finance costs in 2006 and the introduction of sales incentives. During the nine months ended September 30, 2006 the Company recorded $4.3 million of impairment losses on real estate inventory.

     Selling, General and Administrative. Total selling, general and administrative expenses in the nine months ended September 30, 2006 were $31.1 million, down $1.4 million or 4.4% from $32.5 million in the first nine months of 2005. Homebuilding SG&A, excluding Residential, was $22.9 million in each of the nine month periods. Overhead reductions in 2006 were offset by an increase in professional fees primarily for architects as we brought seven new home types to market at market price points. Residential SG&A was $1.2 million for the nine months ended September 30, 2006, up from approximately $605,000 in the same period in 2005. The increase in Residential SG&A was directly attributable to a substantial increase in activity. Financial services SG&A was $7.1 million for the nine months ended September 30, 2006, down from $9.0 million in the same period in 2005. The decrease was due to reduced commissions paid on a smaller volume of business.
     Net Income. Overall, net income for the nine months ended September 30, 2006 was $17.8 million, off $16.3 million or 47.7% from $34.1 million the first nine months of 2005. Net income in 2006 was negatively impacted by a $4.3 million impairment and a $690,500 deposit write-off charge. Our homebuilding segment experienced a 48.7% decrease in net income to $16.5 million in the nine months ended September 30, 2006 from $32.2 million in the same period 2005.
     Our financial services net income of $1.3 million for the nine months ended September 30, 2006 was down 30.8% from $1.9 million in the same period in 2005. The decline reflects the reduced business activity in both our mortgage and title business.
     Backlog. At September 30, 2006, our backlog was 134 homes with an aggregate contract price of $84.3 million, down from 208 homes with an aggregate contract price of $154.6 million at September 30, 2005. The average contract price has declined to $629,000 at September 30, 2006 from $743,000 one year ago. The number of homes in backlog is down 35.6% and the aggregate contract price is down 45.5%. The average contract price is off 15.3% at September 30, 2006 compared to the September 30, 2005. Just as with new orders, the decline in the number of homes in backlog is the result of soft demand, oversupply of new and used homes and reduced affordability. The reduction in aggregate value of the backlog and the average contract price is the result of a change in product mix, changes in product size, the location of the neighborhoods generating new orders and the continuation of selling incentives introduced in 2006.
     At September 30, 2006, our backlog consisted of 115 single family homes with a $635,000 average contract price and 19 townhomes with a $593,000 average contract price. A year earlier the backlog was 203 single family homes with a $755,000 average contract price and 5 townhomes with a $283,000 average contract price. The single family average contract price declined 15.9% from September 30, 2005 to September 30, 2006 while the townhome average contract price increased 109.5% over the same period.
Liquidity and Capital Resources:
Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005.
     Cash Flows (used in) provided by Operating Activities. Net cash used in operating activities was $60.6 million for the nine months ended September 30, 2006, up significantly from the net cash provided by operating activities of $17.2 million in the same period a year earlier. The increase in net cash used in operating activities was primarily the result of a significant increase in the amount of cash used to purchase real estate inventory. The increase in real estate inventory was $74.1 million in the first nine months of 2006 as compared to $26.3 million in the first nine months of 2005.

     Cash Flows used in Investing Activities. Net cash used in investing activities represents an increase in office furniture and equipment of $813,157 due to the relocation of our corporate offices in early 2006 and the purchase of leasehold improvements. Property and equipment purchases were $578,358 for the first nine months 2005.
     Cash Flows provided by (used in) Financing Activities. Cash provided by financing activities was $22.9 million in the nine months ended September 30, 2006, down 2.6% from $23.5 million provided by financing activities in the same period a year earlier. In the first nine months 2006, we had net borrowings of $77.3 million on our line of credit which was primarily used to repay $42.0 million of notes payable. In the nine months ended September 30, 2005, we issued $150.0 million of subordinated senior notes, repaid $109.8 million on our senior secured credit facility and other obligations and incurred $5.5 million in financing costs related to the issuance of our senior subordinated notes. Member distributions were $11.8 million in the nine months ended September 30, 2006 up from $10.4 million in the first nine months of 2005.
     Distributions to minority partners decreased 4.3% from $625,489 in the first nine months of 2005 to $598,552 for the nine months ended September 30, 2006 due to decreased business volume.
     The Trust Indenture related to the senior subordinated notes issued in August 2005 permits a variety of distributions including, but not limited to: (a) a distribution to the owners to pay federal, state and local income taxes on the income passed through the limited liability company; (b) up to $4.0 million annually to cover payments to the Class A investors in Holdings; and (c) a discretionary distribution up to one-half the difference between the pre-tax net income and the amount of the permitted tax distribution. Based on pre-tax net income of $17.8 million for the nine months ended September 30, 2006 and an aggregate federal, state and local blended tax bracket of 39.44%, the tax distribution is $7.0 million. This tax distribution plus a $4.0 million distribution to cover the Class A payments leaves a maximum discretionary distribution in the amount of $5.4 million. The $11.8 million distribution that was made during the nine months ended September 30, 2006 was approximately $4.6 million less than the aggregate allowable distributions.
Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the nine-month and three-month periods ended September 30, 2006 and 2005 is summarized as follows (amounts in thousands):

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Interest incurred and capitalized	$4,729,196	$2,670,393	$13,583,429	$8,151,968
Interest cost unrelated to homebuilding, expensed	43,118	15,418	140,810	113,090
Interest amortized to cost of sales	1,476,351	1,363,940	5,030,437	3,559,500

          Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)

	Three months ended		Nine months ended
	September 30,		September 30,
Net income	$2,409,807	$12,054,389	$17,837,365	$34,096,038
Expensing of previously capitalized interest included in cost of sales	1,476,351	1,363,940	5,030,437	3,559,500
Impairment charges	4,960,222	—	4,960,222	—
Other non-capitalized interest	43,118	15,418	140,810	113,090
Depreciation	149,609	116,804	437,438	281,006

EBITDA	$9,039,107	$13,550,551	$28,406,272	$38,049,634
EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.
     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.

STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected historical results is included in “Risk Factors” in our Registration Statement on Form S-4/A dated April 20, 2006. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2006 reflects our expectations as of November 9, 2006 and is not being reconfirmed or updated by this Quarterly Report on Form 10-Q.
     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Balance Sheets
(unaudited)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$5,772,859	$44,331,867

Real estate inventory	296,374,166	228,872,874

Deposits and escrows, net	7,586,569	10,767,085

Property and equipment, net	2,238,479	1,862,760

Due from related parties	72,576	294,394

Accounts receivable	3,612,731	2,085,789

Deferred financing costs, net	4,862,532	5,275,389

Other assets	1,648,426	730,033

	$322,168,338	$294,220,191

Liabilities and Members’ Capital

Liabilities:

Debt	$230,000,000	$191,973,798

Accounts payable and accrued expenses	5,861,298	12,653,428

Due to related parties	94,499	3,204,251

Accrued interest payable	2,442,943	7,263,439

Purchase deposits	4,046,078	7,280,346

Cost to complete and customer services reserves	5,646,773	5,163,659

Other liabilities	2,258,930	878,458

Total liabilities	250,350,521	228,417,379

Minority interest	432,079	454,439

Member’s capital	71,385,738	65,348,373

	$322,168,338	$294,220,191

Condensed Consolidated and Combined Statements of Operations and Member’s Capital/Stockholders’ Equity
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:

Homebuilding sales —homes	$39,880,417	$64,725,565	$153,735,955	$173,935,100
Homebuilding sales — land	18,930,945	—	19,150,945	4,100,000
Financial services	2,663,526	4,381,612	8,997,796	11,668,962
Management services	44,255	14,400	88,961	43,200

Total revenues	61,519,143	69,121,577	181,973,657	189,747,262

Operating expenses:

Cost of sales — homes	28,338,745	45,897,751	112,494,114	120,554,898
Cost of sales — land	16,193,877	—	16,193,877	2,987,828
Impairment	4,960,222	—	4,960,222	—
Selling, general and administrative expenses	9,142,742	11,892,019	31,106,463	32,534,893

Operating income	2,883,557	11,331,807	17,218,981	33,669,643
Gain (loss) on derivative contracts, net	(795,285)	451,357	378,480	385,370
Other income, net	476,584	545,593	816,096	792,130

Net income before minority interest	2,564,856	12,328,757	18,413,557	34,847,143

Minority interest	(155,049)	(274,368)	(576,192)	(751,105)

Net income	2,409,807	12,054,389	17,837,365	34,096,038

Distributions to members	(6,499,658)	(3,659,009)	(11,800,000)	(10,567,234)
Dividends to stockholders	—	—	—	(218,510)
Beginning members’ capital/stockholders’ equity	75,475,589	61,098,329	65,348,373	46,183,415

Member’s capital/stockholders’ equity	$71,385,738	$69,493,709	$71,385,738	$69,493,709

Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$17,837,365	$34,096,038
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	437,438	281,006
Changes in fair value of derivative contracts	12,509	(547,884)
Impairment	4,960,222	—
Minority interest	576,192	751,105
Change in:
Real estate inventory	(74,103,847)	(26,289,589)
Accounts receivable and other assets	(2,457,844)	(2,666,584)
Due to/from related parties	(2,887,934)	3,603,561
Deposits and escrows	2,490,016	3,021,826
Accounts payable and accrued expenses	(813,326)	(31,149)
Purchaser deposits	(3,234,268)	1,357,428
Accrued interest payable	(4,820,496)	2,941,733
Other liabilities	1,380,472	691,385

Total adjustments	(78,460,866)	(16,887,162)

Net cash (used in) provided by operating activities	(60,623,501)	17,208,876

Cash flows used in investing activities — purchases of property and equipment	(813,157)	(578,358)

Cash flows from financing activities:
Proceeds from issuance of subordinated senior notes	—	150,000,000
Repayments of loans payable	(41,973,798)	(10,059,736)
Draws on (repayment of) line of credit, net	77,250,000	(99,689,635)
Financing costs	—	(5,516,754)
Distributions to members	(11,800,000)	(10,374,168)
Dividends to stockholders	—	(218,510)
Distribution to minority partners	(598,552)	(625,489)

Net cash provided by financing activities	22,877,650	23,515,708

Net (decrease) increase in cash and cash equivalents	(38,559,008)	40,146,226
Cash and cash equivalents at beginning of period	44,331,867	2,044,118

Cash and cash equivalents at end of period	$5,772,859	$42,190,344

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of capitalized interest of $18,404,425 and $5,856,685, respectively	$140,810	$113,090
Supplemental disclosure of non-cash financing activity Seller financing in connection with land acquisition	$2,750,000	$26,855,000
Distribution of non-cash assets and liabilities of Homebuilding and Homes, net of cash distribution of $15,944	$—	$193,066

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three month and nine month periods ended September 30, 2006 and 2005 (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Homes Closed (homes):
Single-family	56	90	207	193
Townhome	8	—	36	58

Total	64	90	243	251

Average Sales Price of Homes Closed:
Single-family	$662	$719	$689	$713
Townhome	$351	$—	$311	$626
Average sales price of homes closed	$623	$719	$633	$693

Revenue from Homes Closed:
Single-family	$37,074	$64,726	$142,550	$137,639
Townhome	2,806	—	11,186	36,296

Total	$39,880	$64,726	$153,736	$173,935

New Orders (homes):
Single-family	20	59	154	232
Townhome	13	5	37	6

Total	33	64	191	238

Average Sales Price of New Orders:
Single-family	$631	$754	$647	$741
Townhome	$545	$283	$461	$345
Average sales price of all new orders	$597	$717	$611	$731

Backlog at End of Period (homes):
Single-family	115	203	115	203
Townhome	19	5	19	5

Total	134	208	134	208

Backlog Sales Value at End of Period:
Single-family	$73,026	$153,232	$73,026	$153,232
Townhome	11,266	1,416	11,266	1,416

Total	$84,292	$154,648	$84,292	$154,648

Average Sales Price Backlog End of Period:
Single-family	$635	$755	$635	$755
Townhome	$593	$283	$593	$283
Average sales price backlog value for all homes	$629	$743	$629	$743